As filed with the Securities and Exchange Commission on June 2, 2005

                                                   Registration No. 333-10465

===============================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        Selective Insurance Group, Inc.
             (Exact name of registrant as specified in its charter)

                 New Jersey                            22-2168890
      (State or other jurisdiction of                (I.R.S. Employer
       incorporation or organization)              Identification No.)

                            ------------------------

                               40 Wantage Avenue
                             Branchville, NJ 07890
                    (Address of Principal Executive Offices)

             Selective Insurance Group Inc. Stock Compensation Plan
                           for Nonemployee Directors
                            (Full title of the plan)

                                 --------------

                             Michael H. Lanza, Esq.
                   Senior Vice President and General Counsel
                        Selective Insurance Group, Inc.
                               40 Wantage Avenue
                             Branchville, NJ 07890
                    (Name and address of agent for service)

                                 --------------

                                 (973) 948-3000
         (Telephone number, including area code, of agent for service)

                                 --------------
                                With a copy to:
                             Paul T. Schnell, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                            New York, NY 10036-6522
                                 (212) 735-3000
                                 --------------

                                EXPLANATORY NOTE

Selective Insurance Group, Inc. (the "Company") is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on August 20, 1996, File No. 333-10465 (the "1996 Form S-8"), with respect to shares of the Company's common stock, par value $2.00 per share, and the associated preferred share purchase rights (the "Common Stock"), thereby registered for offer or sale pursuant to the Selective Insurance Group, Inc. Stock Compensation Plan for Nonemployee Directors ("Nonemployee Directors Plan"). A total of 200,000 shares of Common Stock were initially registered for issuance, offer or sale under the 1996 Form S-8. On October 28, 1997 the Company's board of directors declared a 2 for 1 stock split payable on December 1, 1997 to shareholders of record on November 17, 1997.

On April 27, 2005, the stockholders of the Company approved the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan (the "2005 Omnibus Plan"), which replaces the Nonemployee Directors Plan. No future awards will be made under the Nonemployee Directors Plan. According to the terms of the 2005 Omnibus Plan, the shares of Common Stock that were available for grant under the Nonemployee Directors Plan, but not actually subject to outstanding awards or forfeited, cancelled, exchanged, surrendered, or not distributed, as of April 27, 2005, are available for issuance under the 2005 Omnibus Plan. The total number of such shares was 265,332 (the "Carryover Shares"). The Carrover Shares are hereby deregistered. The 1996 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for issuance, offer or sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Registration Statement on Form S-8, the Company is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for issaunce, offer or sale pursuant to the 2005 Omnibus Plan, including, but not limited to, the Carryover Shares.

There may be shares of Common Stock registered in connection with the Nonemployee Directors Plan that are represented by awards under the Nonemployee Directors Plan that, after April 27, 2005, are forfeited, cancelled, exchanged, surrendered, not distributed, or otherwise result in the return of shares to the Company. The Company may, from time to time, file additional post-effective amendments to the 1996 Form S-8, and additional Registration Statements on Form S-8, carrying forward such shares for issuance, offer or sale in connection with the 2005 Omnibus Plan.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Branchville, State of New Jersey, on this 2nd day of June, 2005.

                                      SELECTIVE INSURANCE GROUP, INC.



                                      By:  /s/ Gregory E. Murphy
                                          --------------------------------------
                                          Name:  Gregory E. Murphy
                                          Title: Chairman, President and
                                                 Chief Executive Officer


                               POWER OF ATTORNEY

                  Each person whose signature appears below constitutes and appoints Gregory E. Murphy, Michael H. Lanza and Michele N. Schumacher, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Post-Effective Amendment No. 1 to Registration Statement on Form S-8, and any and all amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.


   Signature                               Title                                          Date
   ---------                               -----                                          ----

   /s/ Gregory E. Murphy                   Chairman, President and Chief Executive        June 2, 2005
----------------------------------         Officer (principal executive officer)
    Gregory E. Murphy


   /s/ Dale A. Thatcher                    Executive Vice President, Chief Financial      June 2, 2005
----------------------------------         Officer and Treasurer (principal accounting
   Dale A. Thatcher                        and financial officer)


   /s/ Paul D. Bauer                       Director                                       June 2, 2005
----------------------------------
   Paul D. Bauer


   /s/ A. David Brown                      Director                                       June 2, 2005
----------------------------------
   A. David Brown


   /s/ C. Edward Herder                    Director                                       June 2, 2005
----------------------------------
   C. Edward Herder


   /s/ William M. Kearns, Jr.              Director                                       June 2, 2005
----------------------------------
   William M. Kearns, Jr.


   /s/ Joan M. Lamm-Tennant                Director                                       June 2, 2005
----------------------------------
   Joan M. Lamm-Tennant


   /s/ S. Griffin McClellan III            Director                                       June 2, 2005
----------------------------------
   S. Griffin McClellan III


   /s/ Ronald L. O'Kelley                  Director                                       June 2, 2005
----------------------------------
   Ronald L. O'Kelley


   /s/ John F. Rockart                     Director                                       June 2, 2005
----------------------------------
   John F. Rockart


   /s/ William M. Rue                      Director                                       June 2, 2005
----------------------------------
   William M. Rue


   /s/ J. Brian Thebault                   Director                                       June 2, 2005
----------------------------------
   J. Brian Thebault
